Exhibit 99.1

1 Becton Drive

Franklin Lakes, NJ 07417

www.bd.com

News Release

Contact:

Monique N. Dolecki, Investor Relations – 201-847-5453

Colleen T. White, Corporate Communications – 201-847-5369

BD ANNOUNCES RESULTS FOR 2013 FIRST FISCAL QUARTER

Franklin Lakes, NJ (February 5, 2013) – BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today reported quarterly revenues of $1.90 billion for the first fiscal quarter ended December 31, 2012, representing an increase of 3.7 percent from the prior-year period, or 5.2 percent on a foreign currency-neutral basis.

“We are very pleased with our start to fiscal year 2013,” said Vincent A. Forlenza, Chairman, Chief Executive Officer and President. “After two years of significant investments in our business, we are starting to see notable results. We are growing revenues across our three segments, driving margin expansion and delivering a higher quality of earnings. Our positive first quarter results give us the confidence to raise the bottom end of our guidance range on revenues and earnings per share.”

Company Completes Acquisition of Safety Syringes, Inc.

On December 24, 2012, the Company completed its acquisition of Safety Syringes, Inc., or “SSI”, a privately held California-based company that specializes in the development of anti-needlestick devices for prefilled syringes. SSI will be reported in the BD Medical – Pharmaceutical Systems unit.

First Quarter Earnings

Reported diluted earnings per share from continuing operations for the first quarter were $1.35, compared with $1.14 in the prior-year period, representing an 18.4 percent increase. On a foreign currency-neutral basis, diluted earnings per share from continuing operations for the first quarter increased by 15.8 percent. Reported diluted earnings per share from continuing operations were aided in part by the benefit of an early flu season and favorable comparisons to the prior-year period.

Segment Results

In the BD Medical segment, worldwide revenues for the quarter were $983 million, representing an increase of 3.5 percent compared with the prior-year period, or an increase of 5.1 percent on a foreign currency-neutral basis. The segment’s revenue growth reflects strong sales in the Diabetes Care unit, which partially benefitted from a favorable comparison due to lower international sales in the prior-year period. Revenues also reflect strong international sales of safety-engineered products, as well as solid sales in the Medical Surgical Systems and Pharmaceutical Systems units.

In the BD Diagnostics segment, worldwide revenues for the quarter were $652 million, representing an increase of 5.0 percent compared with the prior-year period, or 6.1 percent on a foreign currency-neutral basis. The segment’s growth was primarily driven by international expansion, a favorable comparison to the prior-year period in the Preanalytical Systems unit and an early flu season.

In the BD Biosciences segment, worldwide revenues for the quarter were $265 million, representing an increase of 1.7 percent compared with the prior-year period, or an increase of 3.3 percent on a foreign currency-neutral basis. Segment revenue growth was driven by solid instrument placements in the U.S., as well as a benefit from a favorable comparison versus the prior-year period. Prior-year results reflected reduced U.S. research funding and lower demand for high-end instruments.

Geographic Results

First quarter revenues in the U.S. of $830 million represent an increase of 3.0 percent over the prior-year period. Revenues outside of the U.S. were $1.07 billion, representing an increase of 4.3 percent compared with the prior-year period, or an increase of 7.0 percent on a foreign currency-neutral basis. International revenues reflected continued strength in emerging markets and strong sales of safety-engineered products.

Fiscal 2013 Outlook for Full Year

The Company is raising the bottom end of its previously communicated revenue growth guidance for the year of 3.5 to 4.5 percent to 4.0 to 4.5 percent on a foreign currency-neutral basis. Reported revenue growth for the full fiscal year 2013 is expected to be between 3.5 and 4.0 percent. Reported diluted earnings per share from continuing operations for fiscal year 2013 is expected to be between $5.69 and $5.72, representing growth of 6.0 to 6.5 percent over adjusted 2012 diluted earnings per share of $5.37 after excluding the pension settlement charge in 2012. On a foreign currency-neutral basis, diluted earnings per share from continuing operations are expected to grow 7.5 to 8.0 percent over 2012 adjusted diluted earnings per share, or 10.5 to 11.0 percent, excluding the estimated impact of the medical device tax that went into effect last month under the U.S. healthcare reform law. In line with its previously disclosed guidance, the Company plans to repurchase, subject to market conditions, $500 million of its common stock in fiscal year 2013.

Conference Call Information

A conference call regarding BD’s first quarter results and its expectations for the full fiscal year 2013 will be broadcast live on BD’s website, www.bd.com/investors, along with related slides, at 8:00 a.m. (ET) Tuesday, February 5, 2013. The conference call will be available for replay on BDS’s website, www.bd.com/investors, or at 1-800-585-8367 (domestic) and 1-404-537-3406 (international) through the close of business on Tuesday, February 12, 2013, access code 87420149.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures. Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables.

About BD

BD is a leading global medical technology company that develops, manufactures and sells medical devices, instrument systems and reagents. The Company is dedicated to improving people’s health throughout the world. BD is focused on improving drug delivery, enhancing the quality and speed of diagnosing infectious diseases and cancers, and advancing research, discovery and production of new drugs and vaccines. BD’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs nearly 30,000 associates in more than 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. For more information, please visit www.bd.com.

***

This press release, including the section entitled “Fiscal 2013 Outlook for Full Year”, contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD’s performance, including future revenues and earnings per share. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. With respect to forward-looking statements contained herein, a number of factors could cause actual results to vary materially from any forward-looking statement. These factors include, but are not limited to: potential cuts in healthcare spending by the U.S. government as part of deficit reduction measures, including “sequestration”, which could result in reduced demand for our product or downward pricing pressure; the unknown consequences of healthcare reform in the United States, including the impact of the reduction in Medicare and Medicaid payments to hospitals, pharmaceutical companies and other customers, which could reduce demand for our products and increase downward pricing pressure; adverse changes in regional, national or foreign economic conditions, including any impact that may result from the current global economic conditions on our ability to access credit markets and finance our operations, the demand for our products and services as a result of reduced government funding, lower utilization rates or otherwise, or our suppliers’ ability to provide products needed for our operations; changes in interest or foreign currency exchange rates; our ability to successfully integrate any businesses we acquire; competitive factors; pricing and market share pressures; difficulties inherent in product development and delays in product introductions; increases in energy costs and their effect on, among other things, the cost of producing BD’s products; fluctuations in costs and availability of raw materials and in BD’s ability to maintain favorable supplier arrangements and relationships; new or changing laws impacting our business or changes in enforcement practices with respect to such laws; uncertainties of litigation (as described in BD’s filings with the Securities and Exchange Commission); future healthcare reform, including changes in government pricing and reimbursement policies or other cost containment reforms; the effects of potential pandemic diseases; and issuance of new or revised accounting standards, as well as other factors discussed in BD’s filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

BECTON DICKINSON AND COMPANY

CONSOLIDATED INCOME STATEMENTS

(Unaudited; Amounts in thousands, except per share data)

	Three Months Ended December 31,
	2012	2011	% Change
REVENUES	$1,900,192	$1,831,720	3.7

Cost of products sold	894,063	900,465	(0.7)
Selling and administrative	495,878	482,271	2.8
Research and development	118,162	112,227	5.3

TOTAL OPERATING COSTS AND EXPENSES	1,508,103	1,494,963	0.9

OPERATING INCOME	392,089	336,757	16.4

Interest income	7,922	15,448	(48.7)
Interest expense	(35,029)	(29,378)	19.2
Other income (expense), net	714	(385)	NM

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	365,696	322,442	13.4

Income tax provision	95,447	73,898	29.2

INCOME FROM CONTINUING OPERATIONS	270,249	248,544	8.7

INCOME FROM DISCONTINUED OPERATIONS NET OF INCOME TAX PROVISION OF $216,336 AND $7,327, RESPECTIVELY	355,187	14,441	NM

NET INCOME	$625,436	$262,985	NM

EARNINGS PER SHARE

Basic:
Income from continuing operations	$1.38	$1.16	19.0
Income from discontinued operations	$1.81	$0.07	NM
Net income (1)	$3.18	$1.23	NM

Diluted:
Income from continuing operations	$1.35	$1.14	18.4
Income from discontinued operations	$1.78	$0.07	NM
Net income	$3.13	$1.21	NM

AVERAGE SHARES OUTSTANDING

Basic	196,427	214,300
Diluted	199,570	217,634

NM—Not Meaningful

(1)	Total per share amounts may not add due to rounding.

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY SEGMENT AND GEOGRAPHIC AREA

(Unaudited; Amounts in thousands)

	Three Months Ended December 31,
	2012	2011	% Change
BD MEDICAL
United States	$425,366	$414,669	2.6
International	558,007	535,728	4.2

TOTAL	$983,373	$950,397	3.5

BD DIAGNOSTICS
United States	$320,540	$311,623	2.9
International	331,385	309,120	7.2

TOTAL	$651,925	$620,743	5.0

BD BIOSCIENCES
United States	$84,195	$79,926	5.3
International	180,699	180,654	0.0

TOTAL	$264,894	$260,580	1.7

TOTAL REVENUES
United States	$830,101	$806,218	3.0
International	1,070,091	1,025,502	4.3

TOTAL	$1,900,192	$1,831,720	3.7

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY BUSINESS SEGMENTS AND UNITS

Three Months Ended December 31,

(Unaudited; Amounts in thousands)

	United States
	2012	2011	% Change
BD MEDICAL
Medical Surgical Systems	$249,192	$248,415	0.3
Diabetes Care	112,404	105,526	6.5
Pharmaceutical Systems	63,770	60,728	5.0

TOTAL	$425,366	$414,669	2.6

BD DIAGNOSTICS
Preanalytical Systems	$166,949	$162,115	3.0
Diagnostic Systems	153,591	149,508	2.7

TOTAL	$320,540	$311,623	2.9

BD BIOSCIENCES	$84,195	$79,926	5.3

TOTAL UNITED STATES	$830,101	$806,218	3.0

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY BUSINESS SEGMENTS AND UNITS

Three Months Ended December 31, (continued)

(Unaudited; Amounts in thousands)

	International
			% Change
	2012	2011	Reported	FXN	FX Impact
BD MEDICAL
Medical Surgical Systems	$286,746	$273,893	4.7	7.1	(2.4)
Diabetes Care	130,398	120,394	8.3	11.4	(3.1)
Pharmaceutical Systems	140,863	141,441	(0.4)	3.5	(3.9)

TOTAL	$558,007	$535,728	4.2	7.1	(2.9)

BD DIAGNOSTICS
Preanalytical Systems	$167,818	$154,507	8.6	11.0	(2.4)
Diagnostic Systems	163,567	154,613	5.8	7.9	(2.1)

TOTAL	$331,385	$309,120	7.2	9.4	(2.2)

BD BIOSCIENCES	$180,699	$180,654	0.0	2.4	(2.4)

TOTAL INTERNATIONAL	$1,070,091	$1,025,502	4.3	7.0	(2.7)

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY BUSINESS SEGMENTS AND UNITS

Three Months Ended December 31, (continued)

(Unaudited; Amounts in thousands)

	Total
			% Change
	2012	2011	Reported	FXN	FX Impact
BD MEDICAL
Medical Surgical Systems	$535,938	$522,308	2.6	3.9	(1.3)
Diabetes Care	242,802	225,920	7.5	9.1	(1.6)
Pharmaceutical Systems	204,633	202,169	1.2	4.0	(2.8)

TOTAL	$983,373	$950,397	3.5	5.1	(1.6)

BD DIAGNOSTICS
Preanalytical Systems	$334,767	$316,622	5.7	6.9	(1.2)
Diagnostic Systems	317,158	304,121	4.3	5.3	(1.0)

TOTAL	$651,925	$620,743	5.0	6.1	(1.1)

BD BIOSCIENCES	$264,894	$260,580	1.7	3.3	(1.6)

TOTAL REVENUES	$1,900,192	$1,831,720	3.7	5.2	(1.5)

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

SAFETY REVENUES

(Unaudited; Amounts in thousands)

	Three Months Ended December 31,
			% Change
	2012	2011	Reported	FXN	FX Impact
TOTAL SAFETY REVENUES
United States	$290,943	$290,612	0.1	0.1	—
International	220,233	196,957	11.8	14.3	(2.5)

TOTAL	$511,176	$487,569	4.8	5.9	(1.1)

BY SEGMENT
BD Medical	$251,857	$239,783	5.0	6.0	(1.0)
BD Diagnostics	259,319	247,786	4.7	5.7	(1.0)

TOTAL	$511,176	$487,569	4.8	5.9	(1.1)

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL INFORMATION

Quarter-to-Date Fiscal 2013 Reconciliation - FX Impact

(Unaudited; Amounts in millions, except per share data)

	Three Months Ended December 31,
	Reported FY2013	Reported FY2012	Reported Growth $	Foreign Currency Translation	FXN Change	FXN Growth
REVENUES	$1,900	$1,832	$68	$(27)	$96	5.2%

Diluted Earnings per Share from Continuing Operations	$1.35	$1.14	$0.21	$0.03	$0.18	15.8%

FXN = Foreign Currency Neutral

All figures rounded. Totals may not add due to rounding.

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL INFORMATION

FY2012 Total Year Reconciliation

Reported Diluted Earnings per Share from Continuing Operations	$5.30

Pension Settlement Charge (1)	0.06

Adjusted Diluted Earnings per Share from Continuing Operations	$5.37

(1)

Primarily represents a non-cash pension settlement charge associated with lump sum benefit payments made from the Company’s U.S. supplemental pension plan, as such payments exceeded the service and interest components of the plan’s pension cost for the year. The charge also included settlement losses associated with certain foreign pension plans.

All figures rounded. Totals may not add due to rounding.

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL INFORMATION

FY2013 Outlook Reconciliation

	Revenues	Diluted EPS
Adjusted Growth	3.5%-4.0%	6.0%-6.5%
FX impact	(0.5%)	(1.5%)

Adjusted FX neutral growth	4.0%-4.5%	7.5%-8.0%
Medical device tax impact		(3.0%)

Adjusted FX neutral growth, excluding the medical device tax		10.5%-11.0%